Exhibit (a)(1)(A)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

OFFER TO EXCHANGE

WARRANTS TO PURCHASE COMMON STOCK

ISSUED BETWEEN JANUARY 27, 2012 – MARCH 14, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 11:59 P.M. (EASTERN TIME) ON NOVEMBER __, 2016, UNLESS THE OFFER IS EXTENDED

THE DATE OF THIS OFFER DOCUMENT IS AUGUST __, 2016

SpectraScience Inc., a Minnesota corporation (the “Company,” “SpectraScience,” “we” or “us”), is offering to exchange certain of its warrants to purchase common stock pursuant to the terms and conditions set forth in this tender offer statement (this “Offering Memorandum”) and the related “Election Form,” as such documents may be amended or supplemented from time to time (together, the “Offer”).

The securities eligible for the Offer are the warrants to purchase common stock, having an aggregate outstanding number of shares into which they are exercisable into up to 131,389,331 common shares (the “Eligible Warrant(s)”), which were issued in connection with our private placement financings to accredited investors that closed between January 27, 2012 and March 14, 2016. The Eligible Warrant(s) are described more fully in Section 10 of The Offer: “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.”

On the terms and subject to the conditions of the Offer, we are offering to exchange the Eligible Warrant(s) for the issuance of restricted shares of our common stock, $0.01 par value per share (the “Common Stock”), for the settlement of the balance of the Eligible Warrant(s). The Offer Price was determined based on the exercise price and remaining term of the Eligible Warrant(s) and the current common stock price of $0.0029 as of August 18, 2016, based on a Black Scholes value of outstanding Eligible Warrant(s). Based on the current stock price, all outstanding Eligible Warrant(s) are significantly out-of-the-money and there is substantial doubt that the Eligible Warrant(s) will ever return to an in-the-money status.

We are making this exchange offer to give the holders of the Eligible Warrant(s) an opportunity to obtain shares of our Common Stock even though the Eligible Warrant(s) may never return to an in-the-money status. The exchange offer permits us to relieve some commitments against our authorized share capital and reduce the amount of additional authorized shares we may need in the future to finance our operations.

Participation in the Offer is voluntary. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate amount of Eligible Warrant(s) being tendered for exchange. However, if you elect to participate in the Offer, you must exchange the entire amount of your Eligible Warrant. You may not exchange only a portion of your Eligible Warrant in the Offer. If you elect not to participate in the Offer, your Eligible Warrant will remain outstanding on the same terms and conditions under which they were originally issued, and the exercise price of your Eligible Warrant(s) will remain the same.

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The offering period for the Offer will commence on August __, 2016 and expire at 11:59 p.m. (Eastern Time), on November __, 2016, unless the Offer is extended (the “Expiration Date”). We may extend the Expiration Date at our discretion. If we extend the Offer, the term “Expiration Date” will refer to the time and date at which the extended Offer expires.

Shares of our Common Stock are quoted on the OTC Pink Sheets under the symbol “SCIE.” On August 18, 2016, the closing price per share of our Common Stock was $0.0029.

IMPORTANT

If you would like to accept the Offer, you must properly complete and sign the Election Form in accordance with the terms set forth in the offering materials and you must deliver it to us by mail or courier service at the following address:

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

We must receive your Election Form before 11:59 p.m. (Eastern Time) on the Expiration Date. If we do not receive your Election Form by 11:59 p.m. (Eastern Time) on the Expiration Date, you will be deemed to have rejected the Offer. You may direct questions about the Offer to our Chief Financial Officer, Lowell W. Giffhorn, telephone at (858) 847-0200, by e-mail at lgiffhorn@spectrascience.com, or by mail or courier service at the foregoing address.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SECURITY HOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR ELIGIBLE WARRANT(S). YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFERING MEMORANDUM (INCLUDING OUR REASONS FOR MAKING THE OFFER) AND THE INFORMATION IN THE ELECTION FORM BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR ELIGIBLE WARRANT IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE WARRANT PURSUANT TO THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFERING MEMORANDUM.

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SUMMARY OF TERMS

This Summary of Terms is designed to answer some of the questions that you may have about the Offer. You should carefully read this entire document and its schedules. The Offer is made subject to the terms and conditions of these documents as they may be amended or supplemented from time to time. The information in this summary is not complete. Additional important information is contained in the remainder of this Offering Memorandum and the accompanying Election Form. We have made references in this summary to other sections in this Offering Memorandum to help you find a more complete description of these topics.

1.	What is the Offer?

Upon the terms and subject to the conditions described in this Offering Memorandum and the related Election Form, we are offering to exchange certain Eligible Warrant(s), which were issued in connection with our private placement financings to accredited investors that closed on January 27, 2012 through March 14 2016, for the issuance of restricted shares of our Common Stock at a conversion rate (the “Conversion Rate”) dependent on the exercise price and remaining life of your existing warrant as follows:

		No. of Warrants
Exercise	Year of	for one share of
Price	issuance	common stock

$0.0200	2016	24
$0.0400	2015	24
$0.0600	2015	24
$0.0745	2012	42
$0.0745	2013	29
$0.0900	2013	29
$0.0900	2014	26
$0.0900	2015	24
$0.1287	2012	48
$0.1287	2013	30

See the following sections of the Offer: Section 3 “Exchange of Eligible Warrant(s)” and Section 10 “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.”

2.	Why is the Company making the Offer?

We are making this exchange offer to give the holders of the Eligible Warrant(s) an opportunity to obtain shares of our Common Stock even though the Eligible Warrant(s) may never return to an in-the-money status. The exchange offer permits us to relieve some commitments against our authorized share capital and reduce the amount of additional authorized shares we may need in the future to finance our operations.

See Section 1 of the Offer: “Background and Purpose of the Offer.”

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3.	Who is entitled to participate in the Offer?

Only the holders of Eligible Warrant(s) described in this Offering Memorandum are eligible to participate in the Offer. These Eligible Warrant(s) were issued to investors under a private placements to accredited investors that closed between January 27, 2012 and March 14, 2016. No other holders of promissory notes, warrants, options or other securities to acquire shares of our Common Stock may participate in the Offer. See the following Sections of the Offer: Section 2 “Eligibility” and Section 10 “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration in the Offer.”

4.	How many Eligible Warrant(s) will the Company exchange?

We are offering to exchange all of the Eligible Warrant(s) for Common Stock. The aggregate balance of the number of Common Shares into which the Eligible Warrant(s) may be exercised is 131,389,331. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Warrant(s) being tendered for exchange. See Section 3 of the Offer: “Exchange of Eligible Warrant(s).”

5.	How long do I have to decide whether to tender in the Offer?

You will have until 11:59 P.M. (Eastern time) on November __, 2016 to decide whether to tender your Eligible Warrant in the Offer unless the Offer is terminated or extended by us as described in this Offering Memorandum.

6.	How do I choose to participate in the Offer?

To tender your Eligible Warrant, you must deliver your Eligible Warrant (or an Affidavit of Lost Warrant) together with a completed Election Form to us at the following address:

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

See Section 4 of the Offer: “Procedures for Tendering Eligible Warrant(s).”

This is a one-time offer, and we will not accept late tenders under any circumstances. We reserve the right to reject any and all tenders that we determine are incomplete, not in appropriate form or that we determine are unlawful to accept.

7.	Can the Offer be extended and under what circumstances?

We are reserving the right to extend the Offer at our discretion. Also, if we should materially amend the Offer we will ensure that the Offer remains open long enough to comply with applicable securities laws.

8.	How will I be notified if the Offer is extended?

If we extend the Offer, we will make a public announcement of the extension not later than 9:00 A.M. (Eastern time), on the next business day after the day on which the Offer was scheduled to expire.

9.	If I elect to participate in the Offer, do I have to tender the entire balance of my Eligible Warrant or can I just tender a portion of my Eligible Warrant?

If you elect to participate in the Offer, you must tender the entire balance of your Eligible Warrant and cannot partially tender your Eligible Warrant.

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10.	If I have already exercised a portion of my Eligible Warrant(s), may I still choose to participate in the Offer?

Yes, the terms of the Offer will apply to the portion of your Eligible Warrant(s) that remains outstanding and unexercised. See Section 4 of the Offer: “Procedures for Tendering Eligible Warrant(s).”

11.	What will happen if I do not tender my Eligible Warrant in the Offer?

If you elect not to participate in the Offer, your Eligible Warrant(s) will remain outstanding on the same terms and conditions under which originally issued. The exercise price of your Eligible Warrant(s) will not change if you elect not to participate in the Offer.

12.	Are there any conditions to the Offer and can the Company terminate the Offer?

The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Warrant(s) being tendered for exchange. However, the Offer is subject to a number of conditions with regard to events that could occur prior to the expiration of the Offer, and we can terminate the Offer upon notice to you if these events occur. See Section 6 of the Offer: “Extension of the Offer; Termination; Amendment.”

13.	Until what time can I withdraw previously tendered Eligible Warrant(s)?

You may withdraw previously tendered Eligible Warrant(s) at any time until the Offer has expired. To withdraw securities, you must deliver a completed Withdrawal Form to the Company while you still have the right to withdraw your Eligible Warrant. See Section 7 of the Offer: “Withdrawal Rights.”

14.	When will the Company issue the Common Stock in exchange for tendered Eligible Warrant(s)?

We will issue the Common Stock promptly after the expiration of the Offer and our acceptance of your Eligible Warrant.

15.	Are there risks that I should consider in deciding whether to tender my Eligible Warrant in the Offer?

Yes, accepting this offer has risk. You should review the discussion of these risks in the section entitled “Risks of Participating in the Offer.”

16.	Do any of the executive officers and directors have an interest in the Offer?

Yes, one of our directors has an interest in the Offer. See Section 12 of the Offer: “Interests of Directors and Executive Officers; Transactions and Arrangements.”

17.	What does the Company’s Board of Directors think of the Offer?

Our Board of Directors has unanimously approved the Offer. However, neither the Company nor our Board of Directors makes any recommendation to holders as to whether to tender or refrain from tendering their Eligible Warrant(s).

18.	Is there any information regarding the Company that I should be aware of before deciding to participate in the Offer?

Yes. Your decision should take into account the information included in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission (the “SEC”). This report and other documents we file with the SEC are available for review at www.sec.gov. See Section 17 of the Offer: “Additional Information.” In addition, before making your decision, you should review the section “Risks of Participating in the Offer.”

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19.	Will I have to pay federal income taxes if I participate in the Offer?

We believe that the exchange of the Eligible Warrant(s) should constitute a taxable exchange for U.S. Federal income tax purposes. Consequently, upon your exchange of your Eligible Warrant in the Offer, you should generally recognize short term capital gain or loss equal to the difference between the fair market value of the Common Stock received and your tax basis in your Eligible Warrant.

You are encouraged to consult with your own personal tax advisor if you have questions about the potential tax effects of participating in the Offer. See Section 15 of the Offer: “Certain United States Federal Income Tax Considerations.”

20.	Who can I talk to if I have questions about the Offer?

For additional information about the Offer or to request assistance or additional copies of any materials we have provided regarding the Offer, you should contact our Chief Financial Officer, Lowell W. Giffhorn, by telephone phone at (858) 847-0200, by e-mail at lgiffhorn@spectrascience.com, or by mail or courier service at SpectraScience, Inc., 11568 Sorrento Valley Road, Suite 11, San Diego, California 92121. See Section 17 of the Offer: “Additional Information.”

IMPORTANT NOTICES

The securities being offered pursuant to this Offering Memorandum are being offered pursuant to exemptions from registration provided under the Securities Act, certain state securities laws and certain rules and regulations promulgated thereunder. The Common Stock issued in exchange for the Eligible Warrant(s) and issuable upon exercise of the Warrants will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and applicable state securities laws.

This Offering Memorandum has been prepared solely for the benefit of holders of Eligible Warrant(s). Distribution of this Offering Memorandum to any person other than such holders and those persons retained to advise such holders is unauthorized, and any reproduction of this Offering Memorandum or related documents, in whole or in part, is prohibited.

You should review this Offer carefully and consult with your own attorneys, accountants and financial and tax advisors. You must make your own decision as to whether or not to exchange your Eligible Warrant. None of the Company or any of its directors, officers or any affiliated persons, advisors, representatives, counsel or other agents are making any representation or recommendation to any holder regarding this Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender your Eligible Warrant(s) or refrain from tendering your Eligible Warrant. You should rely only on the information contained in this Offering Memorandum or the other documents related to the offer referred to herein.

FORWARD-LOOKING STATEMENTS

This Offering Memorandum (and documents included in this mailing or incorporated by reference) may contain certain statements which are forward-looking in nature and are based on the current beliefs of our management as well as assumptions made by and information currently available to management. In addition, when used in this Offering Memorandum, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to us or our management, may identify forward-looking statements. These statements reflect our judgment as of the date of this Offering Memorandum with respect to future events, the outcome of which is subject to risks. See “Risks of Participating in the Offer.” Some of these risks include but are not limited to:

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●	the anticipated impact of the Offer on our financial statements;

●	the sufficiency of our cash position;

●	our ability to meet our debt obligations;

●	our ability to achieve approval of a marketable product;

●	design, implementation and conduct of clinical trials;

●	the results of our clinical trials, including the possibility of unfavorable clinical trial results;

●	the market for, and marketability of, any product that is approved;

●	the existence or development of medical devices that are viewed by medical professionals or patients as superior to our products;

●	regulatory initiatives, compliance with governmental regulations and the regulatory approval process;

●	general economic and business conditions; and

●	changes in foreign, political, and social conditions.

You are cautioned that these forward-looking statements are inherently uncertain. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein. In addition to the risk factors contained herein, other factors are discussed in more detail in Part I, Item 1A entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015.

RISKS OF PARTICIPATING IN THE OFFER

Any investment in the Company is subject to risks inherent to our business. You should carefully consider the following important risks and uncertainties as well as those described under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC and listed in Section 17 of the Offer: “Additional Information” before exchanging your Eligible Warrant in this Offer. If any of the events described in the following risks actually occur, our business, results of operations, financial condition and cash flows could be materially adversely affected, the trading price of our Common Stock could decline significantly, and you might lose all or part of your investment.

Our Board of Directors makes no recommendation with regard to whether you should accept the Offer.

Our Board of Directors unanimously approved the Offer, but it makes no recommendation as to whether holders of Eligible Warrant(s) should accept the Offer. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Eligible Warrant(s) for purposes of negotiating the terms of the Offer. We cannot assure you that the value of the shares issued upon exercise of the Eligible Warrant(s) received in the Offer will in the future equal or exceed the exercise price per share of the Eligible Warrant(s).

We have not obtained and will not obtain any ruling from the Internal Revenue Service concerning the income tax consequences of participation in this Offer to Exchange.

We have not obtained and do not intend to obtain a ruling from the Internal Revenue Service (“IRS”) regarding the U.S. federal income tax consequences of exchanging the Eligible Warrant(s) for the Common Stock pursuant to the Offer. We believe that the exchange of the Eligible Warrant(s) should constitute a taxable exchange for U.S. federal income tax purposes. Consequently, upon your exchange of your Eligible Warrant in the Offer, you should generally recognize short term capital gain or loss equal to the difference between the fair market value of the Common Stock received and your tax basis in your Eligible Warrant. You should consult your own tax advisor for a full understanding of the tax consequences of participating in the Offer. See Section 15: “Certain United States Federal Income Tax Considerations.”

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THE OFFER

1.	Background and Purpose of the Offer.

Background

As further described in Section 10: “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration,” we issued convertible debentures and warrants to purchase our Common Stock, which we refer to as the Eligible Warrant(s), to accredited investors in connection with private placements between January 27, 2012 and March 14, 2016. All convertible debentures mature from six to twelve months from their date of issuance, and all Eligible Warrant(s) expire on the fifth anniversary of their respective dates of issuance. Information concerning the Eligible Warrant(s), including the number outstanding, exercise price and expiration dates, are described in Section 10: “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.” These Eligible Warrant(s) are the only securities eligible to participate in the Offer.

Purpose of the Offer

We are making this exchange offer to give the holders of the Eligible Warrant(s) an opportunity to obtain shares of our Common Stock even though the Eligible Warrant(s) may never return to an in-the-money status. The exchange offer permits us to relieve some commitments against our authorized share capital and reduce the amount of additional authorized shares we may need in the future to finance our operations.

2.	Eligibility.

We are offering holders of outstanding Eligible Warrant(s), for a limited period of time, the opportunity to voluntarily exchange their Eligible Warrant(s) for Common Stock upon the terms and subject to the conditions described in this Offering Memorandum and the related Election Form. This Offering Memorandum and the related Election Form will be mailed to record holders of Eligible Warrant(s) whose names appear in our corporate records as of the date of this Offering Memorandum.

The securities eligible to participate in the Offer are the Warrants to Purchase Common Stock (which are together herein referred to as the Eligible Warrant(s)), issued to accredited investors in private placements between January 27, 2012 through March 14, 2016, as further described in Section 10: “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.” The table below sets forth the outstanding Eligible Warrant(s) as of the date of this Offering Memorandum, including the exercise prices and expiration of such securities:

	Number Outstanding	Exercise Price per Share	Expiration Dates
Eligible Warrant(s)	131,389,331	$0.02 to $0.1287	1/27/2017 – 3/14/2021

For additional information concerning the Eligible Warrant(s) see Section 10: “Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.”

If you properly tender (and do not validly withdraw) your Eligible Warrant on or prior to the expiration of the Offer, and the Offer is not otherwise terminated, we will issue you Common Stock promptly following the expiration of the Offer. See Section 5: “Acceptance of Eligible Warrant(s) and Issuance of Common Stock.”

The Offer is only being made for outstanding, unexercised Eligible Warrant(s) issued to accredited investors in private placement offerings between January 27, 2012 and March 14, 2016. The Offer does not in any way apply to shares previously purchased, whether upon the exercise of the Eligible Warrant(s) or otherwise, nor does it apply to any of our other outstanding convertible notes, warrants or stock options. Any portion of an Eligible Warrant that you have previously exercised is no longer outstanding and is therefore not subject to the Offer. If you have exercised an Eligible Warrant in part, the remaining unexercised portion that remains outstanding is eligible for participation in the Offer. Eligible Warrant(s) for which you have properly submitted, prior to the date of the commencement of the Offer, an exercise form, along with the applicable exercise price, will be considered to have been previously exercised, whether or not you have received confirmation of the exercise of such warrant.

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3.	Exchange of Eligible Warrant(s).

By properly tendering (and not validly withdrawing) your Eligible Warrant for exchange, assuming your Eligible Warrant is accepted by the Company pursuant to the terms of the Offer and the Offer is not otherwise terminated, your Eligible Warrant will be considered to have been exchanged for Common Stock concurrently with the expiration of the Offer.

We will issue the shares of our Common Stock for which your Eligible Warrant were exchanged promptly following the expiration of the Offer, and such Eligible Warrant(s) that are validly tendered will be cancelled. If you elect to participate in the Offer, you must tender your Eligible Warrant in full – no partial tenders will be accepted. The Offer is not conditioned upon any minimum number of holders electing to participate or any minimum aggregate principal amount of Eligible Warrant(s) being tendered for exchange, and is not conditioned upon any required financing. The Offer is, however, subject to certain conditions. See Section 8: “Conditions of the Offer.”

4.	Procedures for Tendering Eligible Warrant(s).

You do not have to participate in the Offer, and there are no repercussions if you choose not to participate in the Offer. If you decide not to participate in the Offer, you do not need to do anything and your Eligible Warrant will remain outstanding on the same terms and conditions under which they were originally issued.

We will not accept any Eligible Warrant(s) for exchange that have not been properly tendered in accordance with the terms and conditions set forth in this Offering Memorandum and the related Election Form. We will return to the tendering security holders any Eligible Warrant(s) that we do not accept in the Offer at our expense promptly after the expiration of the Offer.

Proper Tender of Eligible Warrant(s)

To participate in the Offer, you must properly complete, sign and date the Election Form included with this Offering Memorandum and mail or otherwise deliver it to us in an acceptable manner described herein, with your Eligible Warrant (or an Affidavit of Lost Warrant), so that we receive them no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on November __, 2016 (or such later date and time as we may extend the expiration of the Offer), at:

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

PLEASE NOTE THAT DELIVERY OF THE ELECTION FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

The Election Form should clearly indicate each Eligible Warrant you are tendering pursuant to the terms and conditions set forth in this Offering Memorandum.

The Election Form must be executed by the record holder of the tendered Eligible Warrant. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Election Form.

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If you do not submit an Election Form for your Eligible Warrant prior to the expiration of the Offer, or if you submit an incomplete or incorrectly completed Election Form, you will be considered to have rejected the Offer.

The only acceptable methods of delivery of all documents are by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Determination of Validity; Rejection of Eligible Warrant(s); Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our sole discretion, all questions as to form, validity, (including time of receipt), and acceptance of any tender of Eligible Warrant(s) or withdrawal of tendered Eligible Warrant(s). Our determination of these matters will be final and binding on all parties, subject to the judgment of a court of competent jurisdiction to the contrary. We may reject any or all tenders of or withdrawals of tendered Eligible Warrant(s) that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We may waive, as to all eligible security holders, any defect or irregularity in any tender with respect to any particular Eligible Warrant(s). No tender of Eligible Warrant(s) or withdrawal of tendered Eligible Warrant(s) will be deemed to have been properly made until all defects or irregularities have been cured by the tendering security holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders or withdrawals, and no one will be liable for failing to give notice of any defects or irregularities.

5.	Acceptance of Eligible Warrant(s) and Issuance of Common Stock.

Upon the terms and subject to the conditions of the Offer, we expect, upon and as of the expiration of the Offer to:

●	accept for exchange all properly tendered and not validly withdrawn Eligible Warrant(s); and

●	treat all such tendered Eligible Warrant(s) as exchanged for Common Stock as described in this Offering Memorandum.

Promptly after the expiration of the Offer, we will issue shares of our Common Stock in exchange for your Eligible Warrant, and such Eligible Warrant(s) that are validly tendered will be cancelled. If we withdraw the Offer or if, at the expiration of the Offer, we do not accept the tender of your Eligible Warrant for any valid reason described in this Offering Memorandum, we will promptly return to you your tendered Eligible Warrant.

By properly tendering (and not validly withdrawing) your Eligible Warrant, you will have accepted the Offer. Our acceptance of your Eligible Warrant for tender will form a binding agreement between you and us upon the terms and subject to the conditions set forth in this Offering Memorandum and the related Election Form upon the expiration of the Offer.

If you elect not to participate in the Offer, your Eligible Warrant will remain outstanding on the same terms and conditions under which they were originally issued.

6.	Extension of the Offer; Termination; Amendment.

The expiration of the Offer is currently scheduled to be 11:59 P.M. (Eastern time) on November __, 2016. Although we do not currently intend to do so, we may, at any time and at our discretion, extend the period of time during which the Offer is open and delay accepting any tendered Eligible Warrant(s). If we extend the Offer, we will continue to accept properly completed Election Forms until the new expiration date.

Amendments to the Offer may be made at any time and from time to time by an announcement. In the case of an extension, the announcement must be issued no later than 9:00 A.M. (Eastern time) on the next business day after the last previously scheduled or announced expiration date. Any announcement made pursuant to the Offer will be disseminated promptly to holders of Eligible Warrant(s) in a manner reasonably designed to inform such holders of such amendment. Without limiting the manner in which we may choose to make an announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a press release.

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We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Offer, to terminate or amend the Offer and to postpone our acceptance of any tendered Eligible Warrant(s) upon the occurrence of any of the conditions specified under Section 8: “Conditions of the Offer” by, in addition to the procedure set forth herein, giving written notice of the termination, amendment or postponement. Our reservation of the right to delay our acceptance of tendered Eligible Warrant(s) is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must deliver the consideration offered or return the Eligible Warrant(s) tendered promptly after termination or withdrawal of a tender offer.

If we materially change the terms of the Offer or the information set forth in this Offering Memorandum, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information set forth in this Offering Memorandum, other than a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

7.	Withdrawal Rights.

You may change your election and withdraw from the Offer your tendered Election Form and Eligible Warrant(s) only if you properly complete, sign and date the Withdrawal Form included with this Offering Memorandum and mail or otherwise deliver (in an acceptable manner described herein) the Withdrawal Form to us so that it is received no later than the expiration of the Offer at 11:59 P.M. (Eastern time) on November __, 2016 (or such later date and time as we may extend the expiration of the Offer), at:

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

PLEASE NOTE THAT DELIVERY OF THE WITHDRAWAL FORM BY FACSIMILE OR EMAIL WILL NOT BE ACCEPTED.

The Withdrawal Form must be executed by the record holder of the Eligible Warrant(s) to be withdrawn. However, if the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the Withdrawal Form.

You may also withdraw your tendered Election Form and Eligible Warrant(s) pursuant to Rule 13e-4(f)(2)(ii) under the Exchange Act, if they have not been accepted by us for exchange within 40 business days from the commencement of the Offer. For the purposes of the Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight (Eastern time).

The only acceptable methods of delivery of all documents are by mail or courier service and at your expense and risk. If you deliver by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery on or prior to the expiration of the Offer. Delivery will be deemed made only when actually received by us.

Once you have withdrawn your tendered Election Form and Eligible Warrant, you may re-tender before the expiration of the Offer only by again following the delivery procedures described in this Offering Memorandum.

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8.	Conditions of the Offer.

Conditions Applicable to all Eligible Warrant(s)

Notwithstanding any other provision of the Offer, we will not be required to accept any tendered Eligible Warrant(s), and we may terminate or amend the Offer, or postpone our acceptance of any tendered Eligible Warrant(s), in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the commencement of the Offer and before the expiration of the Offer, any of the following events has occurred and, in our reasonable judgment and regardless of the circumstances giving rise to the event, the occurrence of such event or events (other than an act or omission to act by us) makes it inadvisable for us to proceed with the Offer or with the acceptance of the tendered Eligible Warrant(s):

(a)	there shall have been threatened in writing or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that challenges the making of the Offer, the issuance of the Common Stock, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us;

(b)	there shall have been any action threatened in writing, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened in writing, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might:

●	make the acceptance of the Eligible Warrant(s) tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer;

●	delay or restrict our ability, or render us unable, to accept for exchange, some or all of the Eligible Warrant(s) tendered for exchange;

●	materially impair the benefits we hope to receive as a result of the Offer; or

●	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Offer to us, including any position adopted by the SEC that this Offer jeopardizes or invalidates the exemption from the requirement to register securities under the Securities Act upon which we relied when selling the Eligible Warrant(s);

(c)	there shall have occurred:

●	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

●	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

●	the commencement of a war, terrorist act, armed hostilities or other international or national crisis directly or indirectly involving the United States;

●	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States; or

●	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

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(d)	a tender or exchange offer with respect to some or all of our Common Stock, or a merger or acquisition proposal for us shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

●	any person, entity or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our Common Stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our Common Stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offering Memorandum;

●	any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of this Offering Memorandum shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Common Stock; or

●	any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

9.	Market for Our Common Stock.

Shares of our Common Stock are quoted on the OTCQB of the OTC Markets Group under the symbol “SCIE.” As of August 13, 2016, the number of record holders of our Common Stock was approximately 800 and the number of shares of Common Stock outstanding was 668,651,881.

The following table contains information about the range of high and low closing prices for our Common Stock based upon reports of transactions on the OTCQB.

Period	High	Low
Fiscal Year Ended December 31, 2014:
First quarter ended March 31, 2014	$0.05	$0.02
Second quarter ended June 30, 2014	$0.06	$0.04
Third quarter ended September 30, 2014	$0.05	$0.02
Fourth quarter ended December 31, 2014	$0.03	$0.01

Fiscal Year Ended December 31, 2015:
First quarter ended March 31, 2015	$0.03	$0.01
Second quarter ended June 30, 2015	$0.03	$0.02
Third quarter ended September 30, 2015	$0.02	$0.01
Fourth quarter ended December 31, 2015	$0.01	$0.001

Subsequent Interim Periods:
First quarter ended March 31, 2016	$0.0081	$0.0006
Second quarter ended June 30, 2016	$0.0056	$0.0024
July 1 to August 18, 2016	$0.0044	$0.0024

The source of these high and low closing prices was the OTCQB. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

10.	Description of Warrants to Purchase Common Stock; Source and Amount of Consideration.

Eligible Warrant(s)

The securities eligible to participate in the Offer are the Warrants to Purchase Common Stock (which are herein referred to as the Eligible Warrant(s)), issued to accredited investors in private placements between January 27, 2012 and March 14, 2016. The table below sets forth the outstanding Eligible Warrant(s) as of the date of this Offering Memorandum, including the exercise prices and expiration dates of such securities:

	Number Outstanding	Exercise Price per Share	Expiration Dates
Eligible Warrant(s)	131,389,331	$0.02 to $0.1287	1/27/2017 – 3/14/2021

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Terms of the Eligible Warrant(s)

The Eligible Warrant(s) were issued between January 27, 2012 and March 14, 2016. The Eligible Warrant(s) are generally exercisable for 50% of the shares into which the convertible debentures to which they were attached were convertible at issuance. The Eligible Warrant(s) are currently exercisable in full and will expire five years from the date of issuance.

Effect of Exchange of Warrants on the Availability of Rule 144

The shares of Common Stock issuable under the Offer are being issued in reliance upon exemptions from the registration requirements under the Securities Act of 1933, as amended (which we refer to as the Securities Act in this Offering Memorandum). Therefore, the shares of Common Stock issuable under the Offer will be “restricted securities” within the meaning of the Securities Act and cannot be resold except pursuant to an effective registration statement or an exemption from registration under the Securities Act. However, the shares of Common Stock issued under the Offer shall be deemed to have been acquired at the time the convertible debentures to which the Eligible Warrant(s) were attached were acquired and could be available for resale under Rule 144 under the Securities Act upon the expiration of the applicable holding period, which is at least six months from the date of the original issuance of the convertible debentures to which the Eligible Warrant(s) were attached, assuming that all requirements of Rule 144 are met and we are current in our reporting obligations under the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act), at that time. For purposes of this discussion, we refer to the period of time that a person is deemed to have beneficially owned the shares of our Common Stock issuable under the Offer or upon exercise of an Eligible Warrant(s) as the “holding period.”

In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale of the shares of our Common Stock issued in exchange for Eligible Warrant(s) would be entitled to sell those shares under Rule 144 after a holding period of at least six months (including any period of consecutive ownership of preceding non-affiliated holders), subject to the availability of current public information about us and provided that we have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. For purposes of determining the holding period under Rule 144, you are permitted to “tack” the holding period of the convertible debentures to which the Eligible Warrant(s) were attached to the holding period of the Common Stock issued in this transaction.

Consideration for the Exchange

We will issue the shares of Common Stock in the manner described in this Offering Memorandum in exchange for Eligible Warrant(s) properly elected to be exchanged, and not validly withdrawn, by you and accepted by us for such exchange.

11.	Information Regarding SpectraScience.

Overview

SpectraScience, Inc. was incorporated in the State of Minnesota on May 4, 1983 as GV Medical, Inc. In October 1992, GV Medical discontinued its prior business, refocused its development efforts and changed its name to SpectraScience, Inc. The “Company,” hereinafter, refers to SpectraScience, Inc. and its wholly owned subsidiaries Luma Imaging Corporation (“LUMA”), Spectra Science International, Inc. (“International”) and SpectraScience (UK) Limited (“SpectraUK”). Since 1996, the Company has focused primarily on developing the WavSTAT Optical Biopsy System (the “WavSTAT System”).

The Company has developed and received the European CE mark approval to market a proprietary, minimally invasive technology that optically illuminates tissue in real-time to distinguish between normal, pre-cancerous or cancerous cells without the need to remove the subject cell tissue from the body to make such determinations. The WavSTAT System operates by using cool, safe laser light to optically illuminate and analyze tissue, enabling the physician to make an instant diagnosis during endoscopy when screening for cancer, and if warranted, to begin immediate treatment during the same procedure. Beginning in December 2011, the WavSTAT 4 version of the product began to be sold in the European Union for colon cancer detection. In June 2012, the Company entered into a distribution agreement with PENTAX Europe, GmbH, for the sale of its systems internationally.

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On November 6, 2007, the Company acquired the assets of LUMA in an equity transaction accounted for as an acquisition of assets and now operates LUMA as a wholly-owned subsidiary of the Company. LUMA had acquired the assets from a predecessor company that had developed, and received FDA approval for, a non-invasive diagnostic imaging system that can detect cervical cancer precursors and which utilizes an underlying technology that is similar to that of the WavSTAT System. The addition of the LUMA technology to the Company’s existing WavSTAT System technology provides the Company with a broad suite of fluorescence-based intellectual property and know-how. During the fiscal year ended December 31, 2010, the Company wrote off the remaining fair value of the LUMA inventory in order to focus on the continued development and marketing of the WavSTAT System. The Company retained the intellectual property of LUMA for use in the development of future generations of the WavSTAT System.

The transaction was accounted for as an acquisition of assets that included intellectual property, inventory and equipment. The intellectual property consisted of a total of 34 issued U.S. patents and 28 additional patent applications.

Our Common Stock is traded on the OTCQB under the symbol “SCIE.” Our principal executive offices are located at 11568 Sorrento Valley Road, Suite 11, San Diego, California 92121, and our telephone number is (858) 847-0200. Our internet address is http://www.sSpectrascience.com/. Information contained on our website does not constitute a part of the Offer.

For additional information regarding the Company, you should also review the materials that we have filed with the SEC and have listed in Section 17: “Additional Information.”

Financial Information

Our audited financial statements for our fiscal years ended December 31, 2015 and 2014 included in our Annual Report on Form 10-K filed with the SEC on March 30, 2016, are incorporated by reference herein. Please see Section 17: “Additional Information” for instructions on how you can obtain copies of our SEC filings including filings that contain our financial statements.

The following table sets forth audited summarized consolidated historical financial data as of and for the years ended December 31, 2015 and 2014. The information presented below has been derived from the consolidated financial statements included in our annual reports on Form 10-K described above and should be read together with those consolidated financial statements and the notes related thereto, as well as the sections of such annual reports entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,
	2015	2014
Statement of Operations Data:
Loss from operations	$(2,483,374)	$(2,705,652)
Other expense	$(1,151,494)	$(1,782,629)
Net loss	$(3,634,848)	$(4,488,281)
Basic and diluted loss per share	$(0.02)	$(0.03)
Basic and diluted weighted average common shares outstanding	216,335,085	170,237,633
Balance Sheet Data:
Current assets	$611,173	$858,962
Noncurrent assets	$1,335,788	$1,351,559
Current liabilities	$8,935,773	$6,591,087
Noncurrent liabilities	$30,850	$30,850

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The book value per share of our Common Stock as of December 31, 2015 was a negative $0.03.

Certain pro forma financial information relating to the Offer is presented below in Section 13: “Accounting Consequences of the Offer.”

12.	Interests of Directors and Executive Officers; Transactions and Arrangements.

We have one director who holds 1.2% of the Eligible Warrant(s). As of August 13, 2016, to the best of our knowledge, there are no holders that beneficially own more than 5% of the outstanding shares of our Common Stock and also hold Eligible Warrant(s).

The Offer was unanimously approved by our Board of Directors after due deliberation.

As of August 13, 2016, our executive officers, directors and 5% or greater stockholders beneficially owned an aggregate of 19,273,225 shares, 2.8%, of our outstanding Common Stock.

None of our directors or executive officers has engaged in transactions involving the Eligible Warrant(s) during the past 60 days. In addition, except as otherwise described in this Offering Memorandum or in our filings with the SEC and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, we are not and, to our knowledge, none of our directors or executive officers is, a party to any agreement, arrangement or understanding with respect to any of our securities (including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

Series AA Preferred Shares

On April 15, 2016, the Board of Directors of the Company authorized an amendment to the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”), in the form of a Certificate of Designation that authorized the issuance of up to three thousand (3,000) shares of a new series of preferred stock, par value $0.0001 per share, designated “Series AA Super Voting Preferred Stock,” for which the board of directors established the rights, preferences and limitations thereof.

Each holder of outstanding shares of Series AA Super Voting Preferred Stock shall be entitled to one million (1,000,000) votes for each share of Series AA Super Voting Preferred Stock held on the record date for the determination of stockholders entitled to vote at each meeting of stockholders of the Company. The Preferred Stock was issued equally and in total to three independent members of our Board of Directors. The directors are restricted from voting the preferred shares for any proposal on the election of directors.

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13.	Accounting Consequences of the Offer.

The amount of the current liability associated with the Eligible Warrant(s) that will be reduced as a result of the Offer will depend on how many holders elect to exchange the Eligible Warrant(s). Assuming that all holders of Eligible Warrant(s) elect to participate in the Offer, the consummation of the Offer would cause our current liabilities to decrease by approximately $261,000 and would result in the issuance of an additional 4,598,627 shares of Common Stock, as of August 13, 2016.

14.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the tender of the Eligible Warrant(s) as contemplated by this Offer. Our obligation under this Offer to accept any tendered Eligible Warrant(s) for exchange is subject to conditions, including the conditions described in Section 8: “Conditions of the Offer.”

15.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of our Common Stock received under the Offer. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, all effective as of the date hereof and subject to change (possibly with retroactive effect) or differing interpretations. We have not sought a ruling from the IRS and no assurance can be given that the IRS will not challenge the conclusions stated below.

This discussion does not purport to address all tax considerations that may be relevant to you in light of your particular circumstances, or to holders who are subject to special tax rules, such as: financial institutions; banks; insurance companies; regulated investment companies; real estate investment trusts; tax-exempt organizations; dealers in securities; taxpayers that utilize the mark-to-market method of tax accounting; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; U.S. Holders who hold the Eligible Warrant(s) or our Common Stock, as applicable, through a foreign entity or foreign account; partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities); persons subject to the alternative minimum tax; individual retirement and other tax-deferred accounts; U.S. expatriates; persons who acquired the Eligible Warrant(s) as compensation; or investors who hold the Eligible Warrant(s) as part of a hedge, straddle or other risk reduction transaction. This discussion is limited to holders who hold the Eligible Warrant(s) and Common Stock as capital assets (generally, for investment purposes). If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Eligible Warrant(s) or our Common Stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of exchanging Eligible Warrant(s) for Common Stock pursuant to the Offer and owning and disposing of shares of our Common Stock received pursuant to the Offer. This summary does not consider any tax consequences arising under the laws of any foreign, state, local or other jurisdiction or any U.S. federal taxes other than income taxes.

THE FOLLOWING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM (I) THE EXCHANGE OF ELIGIBLE WARRANT(S) FOR COMMON STOCK PURSUANT TO THE OFFER AND (II) OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK RECEIVED UPON PARTICIPATION IN THE OFFER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS, AS WELL AS THE APPLICATION UNDER ANY APPLICABLE TAX TREATY.

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Holders who do not participate in the Offer

Holders of Eligible Warrant(s) who elect not to participate in the Offer and do not exchange their Eligible Warrant(s) for Common Stock should not recognize gain or loss as a consequence of the Offer. A holder of an Eligible Warrant generally will not recognize gain or loss upon the conversion of the Eligible Warrant into common stock pursuant to the terms of such note, except with respect to any cash received in lieu of fractional shares, and certain amounts treated as interest for tax purposes. The holding period of the shares received upon conversion will include the period during which the Eligible Warrant was held, and the holder’s aggregate tax basis in the shares received upon conversion will be equal to such holder’s aggregate tax basis in the Eligible Warrant at the time of conversion, less the portion allocable to any fractional share.

U.S. Holders who participate in the Offer

This subsection describes the tax consequences to a U.S. Holder. You are a “U.S. Holder” if you are a beneficial owner of Eligible Warrant(s), as applicable, and you are, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen for U.S. federal income tax purposes;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust (i) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

If you are not a U.S. Holder, this subsection does not apply to you.

Distributions on Common Stock Received upon Participation in the Offer

Any distributions you receive in respect of our Common Stock generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in the shares of our Common Stock, and thereafter as gain from the sale or exchange of the stock. Dividends received by a non-corporate U.S. Holder will qualify for taxation at a reduced 20% rate if the holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. Holder will be eligible for the dividends-received deduction if the holder meets certain holding period and other applicable requirements.

Sale or Other Taxable Disposition of Common Stock

You will generally recognize gain or loss upon the sale, exchange or other taxable disposition of shares of our Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received and (ii) your adjusted tax basis in the shares of our Common Stock. Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period in the Common Stock is more than one year at the time of sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

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Medicare Tax

A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (i) the U.S. Holder’s “net investment income” for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances). A U.S. Holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain. You are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains arising from ownership and disposition of our Common Stock.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to certain U.S. Holders with respect to dividends paid on, or, under certain circumstances, the proceeds of a sale, exchange or other disposition of, our Common Stock. Under the Code and applicable Treasury Regulations, a U.S. Holder of our Common Stock may be subject to backup withholding (currently at a rate of 28%) with respect to dividends paid on our Common Stock, or the proceeds of a sale, exchange or disposition of our Common Stock, unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact in the manner required, or (ii) within a reasonable period of time, provides a correct taxpayer identification number, certifies that it is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle a U.S. Holder to a refund, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Non-U.S. Holders who participate in the Offer

This subsection describes the tax consequences to a Non-U.S. Holder. You are a “Non-U.S. Holder” if you are a beneficial owner of Eligible Warrant(s) and you are, for U.S. federal income tax purposes:

●	an individual who is not a citizen or resident of the United States;

●	a corporation or other entity treated as a corporation for U.S. federal income tax purposes organized or created under laws outside of the United States; or

●	an estate or trust that is not a U.S. Holder.

If you are not a Non-U.S. Holder, this subsection does not apply to you.

Distributions on Common Stock Received upon Participation in the Offer

If you receive a distribution with respect to our Common Stock that is treated as a dividend because it is either paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), including (without limitation) any deemed dividends, you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), unless such dividend is effectively connected with your conduct of a U.S. trade or business, which will be taxed as discussed under the heading “Income or Gain Effectively Connected with the Conduct of a United States Trade or Business” below.

Sale or Other Taxable Disposition of Common Stock

Subject to the discussion of backup withholding and FATCA below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, repurchase or other taxable disposition of shares of our Common Stock or Amended Warrants received pursuant to the offer, unless:

●	if you are an individual Non-U.S. Holder, you are present in the United States for at least 183 days in the taxable year of such sale, exchange, repurchase or disposition and certain other conditions are met;

●	that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States); or

●	we are or have been a U.S. real property holding corporation for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such sale, exchange or other disposition and the period during which you held the shares.

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If you are described in the first bullet point above, you will generally be subject to U.S. federal income tax at a rate of 30% on the amount by which your capital gains allocable to U.S. sources, including gain from such sale, exchange, repurchase or disposition, exceed capital losses allocable to U.S. sources, except as otherwise required by an applicable income tax treaty. If you are described in the second bullet point, see “Income or Gain Effectively Connected with a United States Trade or Business,” below. We believe that we currently are not, and we do not anticipate becoming, a U.S. real property holding corporation.

Income or Gain Effectively Connected with the Conduct of a United States Trade or Business

If you are engaged in a trade or business in the United States and if dividends paid on our Common Stock or gain on the disposition of our Common Stock is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), then you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to such income) on such dividends or gain on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, dividends and gain effectively connected with a trade or business in the United States will be included in the earnings and profits of a foreign corporation.

FATCA

The Foreign Account Tax Compliance Act (“FATCA”) generally provides that a 30% withholding tax may be imposed on certain payments of U.S. source income (such as dividends) to certain Non-U.S. Holders, and, on or after January 1, 2017, a 30% withholding tax may be imposed on the proceeds from the sale of property by certain Non-U.S. Holders that could give rise to certain types of U.S. source payments. Withholding is generally required unless such Non-U.S. Holders enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such Non-U.S. Holders, as well as certain other information relating to such interests. Non-U.S. Holders are encouraged to consult with their own tax advisors regarding the possible implications and obligations of FATCA.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to each Non-U.S. Holder, and the tax withheld with respect to such dividends. Copies of this information reporting may also be made available under the provisions of a specific tax treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established.

A Non-U.S. Holder will generally be subject to backup withholding for dividends on our Common Stock paid to such holder unless such holder certifies under penalties of perjury that, among other things, it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such Non-U.S. Holder otherwise establishes an exemption.

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale or other disposition of our Common Stock by a Non-U.S. Holder outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States unless the proceeds are transferred to an account maintained by the holder in the United States, the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address or the sale has some other specified connection to the United States. However, if a Non-U.S. Holder sells or otherwise disposes of its shares of our Common Stock through a U.S. broker or the U.S. offices of a foreign broker, the broker will generally be required to report the amount of proceeds paid to the Non-U.S. Holder to the IRS and also backup withhold on that amount unless such Non-U.S. Holder provides appropriate certification to the broker of its status as a non-U.S. person or otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code). Information reporting will also apply if a Non-U.S. Holder sells its shares of our Common Stock through a foreign broker which derives more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that such Non-U.S. Holder is a non-U.S. person and certain other conditions are met, or such Non-U.S. Holder otherwise establishes an exemption (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code).

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Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against a Non-U.S. Holder’s U.S. federal income tax liability and may entitle a Non-U.S. Holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding rules in their particular situations.

16.	Fees and Expenses.

We do not anticipate paying any fees related to soliciting tenders of Eligible Warrant(s) pursuant to this Offer.

17.	Additional Information.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “SC TO-I”), of which this Offering Memorandum is a part. This Offering Memorandum does not contain all of the information contained in the SC TO-I and the additional exhibits to the SC TO-I. We recommend that you review the SC TO-I, including its additional exhibits, and the following materials that we have filed with the SEC and incorporated herein by reference before making a decision on whether to tender your Eligible Warrant:

●	our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 30, 2016;

You may read and copy any of these filings and other information about us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

We will provide without charge to each person to whom a copy of this Offering Memorandum is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Company’s Chief Financial Officer, Lowell W. Giffhorn, by telephone at (858) 847-0200, by e-mail at lgiffhorn@sectrascience.com, or by mail or personal delivery service at the address indicated below.

As you read the documents referred to in this section, you may find some inconsistencies in information from one document to another later dated document. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document. The information contained in this Offering Memorandum should be read together with the information contained in the documents to which we have referred you.

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18.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Eligible Warrant pursuant to the Offer. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Offer other than the information and representations contained in this Offering Memorandum, the Election Form or any other related document. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Please direct any questions or requests for assistance to our Chief Financial Officer, Lowell W. Giffhorn, by telephone at (858) 847-0200, by e-mail at lgiffhorn@spectrascience.com, or by mail or courier service at.

SpectraScience Inc.

Attention: Lowell W. Giffhorn

11568 Sorrento Valley Road, Suite 11

San Diego, California 92121

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